Exhibit 12.1

Condensed Financial Information of Registrant

For the Years Ended December 31, 2002, 2003 and 2004

The Financial Statement Schedule I reflects financial data for the existing parent company, Lazard Group LLC (formerly Lazard LLC). Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

Lazard Group LLC:

We have audited the consolidated financial statements of Lazard Group LLC and subsidiaries (formerly known as Lazard LLC) (the “Company”) as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, and have issued our report thereon dated March 14, 2005 (September 6, 2005 as to Notes 15 and 19) (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21 of this Registration Statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

New York, New York

March 14, 2005

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

(parent company only)

CONDENSED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2003 AND 2004

(in thousands)

	December 31,
	2003	2004
ASSETS:
Cash and cash equivalents	$6,441	$201
Investments in subsidiaries, equity basis	685,357	633,094
Due from subsidiaries	327	7,229
Long-term investments	8,227	10,144
Other assets	2,025	951

Total assets	$702,377	$651,619

LIABILITIES AND MEMBERS’ EQUITY:
Due to subsidiaries	$56,035	$150,112
Other liabilities	10,617	16,709
Mandatorily redeemable preferred stock	100,000	100,000

Total liabilities	166,652	266,821
Commitments and contingencies
Members’ equity (Including $49,777 and $18,058 of accumulated other comprehensive income, net of tax)	535,725	384,798

Total liabilities and members’ equity	$702,377	$651,619

See notes to condensed financial statements.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

(parent company only)

CONDENSED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

(in thousands)

	Years Ended December 31,
	2002	2003	2004
REVENUE:
Equity in earnings of subsidiaries	$300,976	$258,916	$260,288
Trading gains and losses—net	(213)	(1,847)	(36)
Investment gains (losses), non-trading—net	4,657	1,365	2,502
Interest income	383	86	80
Other	179	—	290

Total revenue	305,982	258,520	263,124
Interest expense	8,205	8,226	8,097

Net revenue	297,777	250,294	255,027

OPERATING EXPENSES:
Professional fees	291	(236)	1,052
Other	39	147	7,001

Total operating expenses	330	(89)	8,053

NET INCOME ALLOCABLE TO MEMBERS	$297,447	$250,383	$246,974

See notes to condensed financial statements.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

(parent company only)

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

(in thousands)

	Years Ended December 31,
	2002	2003	2004
Cash flows from operating activities:
Net income allocable to Members	$297,447	$250,383	$246,974
Adjustments to reconcile net income allocable to Members to net cash provided by operating activities—
Noncash transactions in net income allocable to Members:
Unremitted earnings of subsidiaries	(300,976)	(258,916)	(260,288)
Dividends received from subsidiaries	329,968	340,155	281,225
Changes in operating assets and liabilities	70,286	44,110	92,031

Net cash provided by operating activities	396,725	375,732	359,942

Cash flows from financing activities:
Distributions to Members and capital withdrawals, net of issuance of interests to LAM Members in 2003 of $27,483 relating to formation of LAM	(395,017)	(381,141)	(366,182)

Net cash used in financing activities	(395,017)	(381,141)	(366,182)

Increase (decrease) in cash and cash equivalents	1,708	(5,409)	(6,240)
Cash and cash equivalents, beginning of the year	10,142	11,850	6,441

Cash and cash equivalents, end of the year	$11,850	$6,441	$201

See notes to condensed financial statements.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

(parent company only)

CONDENSED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

(in thousands)

	Capital and Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Total Members’ Equity
BALANCE—January 1, 2002	$741,759	$(37,062)	$704,697

Comprehensive income (loss):
Net income allocable to Members	297,447	—	297,447
Other comprehensive income—net of tax:
Currency translation adjustments	—	46,923	46,923
Minimum pension liability adjustments	—	(5,139)	(5,139)

Comprehensive income	297,447	41,784	339,231
Distributions and withdrawals to Members	(395,017)	—	(395,017)

BALANCE—December 31, 2002	644,189	4,722	648,911

Comprehensive income (loss):
Net income allocable to Members	250,383	—	250,383
Other comprehensive income—net of tax:
Currency translation adjustments	—	51,042	51,042
Minimum pension liability adjustments	—	(5,987)	(5,987)

Comprehensive income	250,383	45,055	295,438
Distributions and withdrawals to Members	(408,624)	—	(408,624)

BALANCE—December 31, 2003	485,948	49,777	535,725

Comprehensive income (loss):
Net income allocable to Members	246,974	—	246,974
Other comprehensive income—net of tax:
Currency translation adjustments	—	29,890	29,890
Minimum pension liability adjustments	—	(61,609)	(61,609)

Comprehensive income (loss)	246,974	(31,719)	215,255
Distributions and withdrawals to Members	(366,182)	—	(366,182)

BALANCE—December 31, 2004	$366,740	$18,058	$384,798

See notes to condensed financial statements.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

(parent company only)

NOTES TO CONDENSED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

(dollars in thousands, unless otherwise noted)

1.	BASIS OF PRESENTATION

The accompanying condensed financial statements (the “Parent Company Financial Statements”), including the notes thereto, should be read in conjunction with the consolidated financial statements of Lazard Group LLC (formerly known as Lazard LLC) and subsidiaries (“the Company”) and the notes thereto.

The Parent Company Financial Statements for the years ended December 31, 2002, 2003 and 2004 are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, and the disclosures in the condensed financial statements. Management believes that the estimates utilized in the preparation of the condensed financial statements are reasonable. Actual results could differ materially from these estimates.

The Parent Company Financial Statements include investments in subsidiaries, accounted for under the equity method.

2.	MANDATORILY REDEEMABLE PREFERRED STOCK

In 2001, the Company issued mandatorily redeemable preferred stock (“Class C Preferred Interests”) for an aggregate amount of $100,000. The Class C Preferred Interests are subject to mandatory redemption by the Company in March 2011 and, prior to such date, are redeemable in whole or in part, at the Company’s option. The Class C Preferred Interests are entitled to receive distributions out of the profits of the Company at a rate of 8% per annum, which distributions must be paid prior to any distributions of profits to holders of any other existing class of interests in the Company. Unpaid distributions on the Class C Preferred Interests accrue but are not compounded. Upon liquidation of the Company, the Class C Preferred Interests rank senior to Members’ equity. Interest on mandatorily redeemable preferred stock for the years ended December 31, 2002, 2003 and 2004 of $8,000 per year is included in interest expense on the accompanying condensed statements of income.

3.	COMMITMENTS

The Company has agreements relating to future minimum distributions to certain Members of $62,801 through 2007. Such agreements are cancelable under certain circumstances.